UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

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                              Hercules Incorporated
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[HERCULES LOGO]                                       HERCULES INCORPORATED
                                                      Hercules Plaza
                                                      1313 North Market Street
                                                      Wilmington, DE  19894-0001



May 14, 2001



Fellow Shareholder:


Hercules has made progress on a number of fronts over the last several months. OUR ACTIONS HAVE BEEN EXTENSIVE AND DECISIVE. THEY ARE PAYING OFF EVERY DAY. Consider these achievements:


  o NEW CEO APPOINTED - Dr. William Joyce was appointed CEO and a member of the Hercules Board on May 8th, 2001. Prior to joining Hercules, he was Chairman and CEO since 1996 of Union Carbide Corporation, which recently merged with The Dow Chemical Company.

  o DEBT RESTRUCTURED - Since October, we have restructured the Company's debt, which has allowed us to operate our businesses without disruptions. Our customers and employees have also been reassured by this achievement, and we continue to focus on ways to reduce our indebtedness. For example, shedding non-essential assets has helped reduce our debt. We continue in this effort.

  o ASSET SALES PROGRESS - The divestiture process is continuing successfully. In early May, we completed the sale of the majority of our resins division to Eastman Chemical Company. We also signed a definitive agreement to sell our peroxy chemicals business, and expect that sale to close in the next several weeks. In the last year, we have generated proceeds from asset sales of approximately $700 million.

  o COSTS REDUCED - Sharpening our focus on costs has paid off too. The workforce has been reduced by 2.5% through normal attrition and this, combined with a hiring freeze and a tight control on discretionary spending, has helped to control costs. During the first quarter, cash flow improved due to increased attention to working capital (cut by 15%) and capital expenditures (reduced by 43%).

  o OUR CORE BUSINESSES REMAIN HEALTHY - Despite the difficult economic climate we are facing, our core businesses have retained their leadership position as either #1 or a strong #2 in their respective markets, and operating profit for these core businesses was down only 2% from the fourth quarter.


LET ME ASSURE YOU THAT OUR SIGHTS ARE FIXED ON ONE GOAL: TO MAXIMIZE VALUE FOR ALL SHAREHOLDERS.


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Letter to Shareholders
May 14, 2001
Page 2
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ELECTING HEYMAN AND HIS NOMINEES AT THIS TIME WOULD BE UNWISE AND
COUNTERPRODUCTIVE.

  o We believe it would damage or delay the sale process - and may ultimately cause potential buyers to abandon the process. What potential buyer will want to deal with Heyman and a divided board?

  o In addition, we don't believe Heyman and his nominees would contribute anything new as Directors while we move to complete the sale process. The Hercules' management team will need a supportive and informed board. We believe Heyman and his nominees will be neither.


Our 2001 meeting is now within sight. We look forward to seeing many shareholders attend, but whether you plan to attend or not, we urge you to vote your WHITE proxy card. PLEASE DO NOT DELAY ANY LONGER. YOUR WHITE PROXY CARD MUST BE RECEIVED BY THE CLOSE OF BUSINESS ON MAY 23RD TO MAKE CERTAIN THAT IT WILL BE COUNTED AS A VOTE IN THIS IMPORTANT ELECTION.

Thank you for your critical support at this crucial time for Hercules,



                                   Sincerely,



            /s/ Thomas L. Gossage               /s/ William H. Joyce

            Thomas L. Gossage                   William H. Joyce
            Chairman of the Board               Chief Executive Officer







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If you have any questions about the annual meeting, need assistance in voting your WHITE proxy card or need additional copies of Hercules proxy materials, please call MacKenzie Partners TOLL FREE at (800) 322-2885 or collect at
(212) 929-5500.  You may also call the Company directly toll free at
(800) 441-9274.

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                             IMPORTANT DEVELOPMENTS



                  INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDS
                     VOTING FOR HERCULES' DIRECTOR NOMINEES

Institutional Shareholder Services, the preeminent proxy advisory service - heavily relied on by institutions, mutual funds and other investment professionals in casting their votes in contested elections - has announced its unqualified support for reelecting the Hercules Board nominees.

In an 18-page report, Institutional Shareholder Services clearly analyzes the issues involved in this proxy fight and weighs the merits of the competing positions of Hercules and ISP. The report concludes by stating "THE DECISION COMES DOWN TO WHO IS MORE VITAL TO COMPLETING THE SALE PROCESS THAT IS UNDERWAY, AND WHO IS MORE VITAL IN THE TRANSITION TO THE NEW CEO. WE BELIEVE IT IS THE MANAGEMENT SLATE. THERE IS NO ARGUMENT OF HERCULES' PAST FAILINGS. BUT MR. GOSSAGE, IN CONJUNCTION WITH THE BOARD, HAS ATTEMPTED TO REDRESS THEM AND MOVE THE COMPANY FORWARD ON A SOUNDER PATH. WE BELIEVE MR. JOYCE HAS BOTH THE COMMAND AND THE BACKING OF THE BOARD TO CONTINUE THIS PROCESS IN AN EXPEDITIOUS MANNER. WE THEREFORE ADVOCATE REELECTING MANAGEMENT'S NOMINEES."

Shirley Westcott, Chief Policy Advisor of Institutional Shareholder Services, elaborated in the report, "IN RECENT DAYS, THE DISSIDENTS [ISP] HAVE PUBLICLY ADVOCATED THE SALE OF BETZDEARBORN, EVEN THOUGH THE COMPANY HAS ALREADY BEEN EXPLORING THAT OPTION. THEY HAVE URGED THE APPOINTMENT OF A PERMANENT CEO AS THE "HIGHEST PRIORITY," AND JUST YESTERDAY ONE HAS BEEN SELECTED. ONE HAS TO ASK WHAT COULD AN ISP SLATE ADD TO THE BOARD NOW?"

The report further stated, "AS THE MEETING APPROACHES, IT IS THE DISSIDENTS THAT SEEM TO BE DEVISING ELEVENTH-HOUR CAMPAIGN THEMES. THEY ARE LOSING GROUND BECAUSE THE COMPANY IS DOING EXACTLY WHAT ISP HAS BEEN ADVOCATING."


   WE ASK YOU TO FOLLOW THE INSTITUTIONAL SHAREHOLDER SERVICES RECOMMENDATION
                         AND VOTE FOR HERCULES' NOMINEES


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